Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Myomo, Inc. on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 12, 2019, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, and of our report dated March 12, 2019 except for the effects of the reverse stock split discussed in Note 15, as to which the date is February 3, 2020, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audits of the financial statements of Myomo, Inc. as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, incorporated by reference in the Prospectus included in the Registration Statement, as amended.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 10, 2020